NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
WARRANTECH CORPORATION:

     The annual meeting of stockholders of Warrantech Corporation (the "Company") will be held at The Landmark Club located at One Landmark Square, Stamford, Connecticut 06901, on Tuesday, October 27, 1998 at 10:00 A.M., for the following purposes:

          1. To elect five directors to serve until the next annual meeting and until their successors are duly elected and qualified.

          2. To vote upon a proposal to approve the Company's 1998 Stock Plan.

          3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on September 18, 1998 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

     Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope that you will attend the meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                            By order of the Board of Directors,



                            DESIREE KIM CABAN
                            Corporate Secretary




September 22, 1998

WARRANTECH CORPORATION
300 Atlantic Street
Stamford, Connecticut 06901


======================
PROXY STATEMENT
======================


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Warrantech Corporation (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on October 27, 1998 and at any adjournments thereof. Any proxy given pursuant to such solicitation and received in time for the meeting will be noted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in such proxy. If no instructions are specified, proxies will be voted FOR (i) the election of the nominees named in the table on the following page and (ii) approval of the Company's 1998 Stock Plan. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting. The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required in order to elect each of the director nominees and to approve the 1998 Stock Plan.

     Only stockholders of record at the close of business on September 18, 1998 will be entitled to notice of and to vote at the annual meeting. On September 18, 1998 the Company had outstanding 16,489,814 shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote.

ELECTION OF DIRECTORS (Item 1 on Proxy Card)


     A Board of Directors consisting of five directors is to be elected by the stockholders, to hold office until the next annual meeting and until their successors are duly elected and qualified. The nominees are listed in the table below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other persons as directors.

                                                                       Director
Name                       Age   Positions with Company                 Since
Joel San Antonio           45    Chairman of the Board, Chief Executive  1983
                                 Officer and Director
William Tweed              58    Director                                1983
Jeff J. White              47    Director                                1983
Lawrence Richenstein       45    Director                                1993
Gordon A. Paris            45    Director                                1998

     No family relationships exist among any of the Company's executive officers or directors, except that Randall San Antonio, President of Warrantech Direct, Inc., a subsidiary of the Company, is the brother of Joel San Antonio.

     The business experience of each of the Company's directors and nominees for election to the Board of Directors is as follows:


     Joel San Antonio, 45, one of the Company's founders, was a director, Chief Executive Officer and President of the Company from incorporation through February 1988. Since February 1988 Mr. San Antonio has been a director, Chief Executive Officer and Chairman of the Board of Directors and since October 1989, he has also been Chairman and Chief Executive Officer of the Company's principal operating subsidiaries. In 1975, Mr. San Antonio founded and, thereafter through August 1982, served as President of Little Lorraine, Ltd., a company engaged in the manufacturing of women's apparel. Mr. San Antonio is currently a member of the Southwestern Connecticut Area Commerce & Industry Association, the World Forum, the Connecticut Business and Industry Association, the Metropolitan Museum of Art, and the Young Presidents' Organization, Inc. Mr. San Antonio has been a director of Corniche Group Incorporated, an insurance company based in Euless, Texas, since May 1998.

     William Tweed, 58, one of the Company's founders, was a director, Vice President and Secretary of the Company from incorporation through February 1988. From February 1988 until April 1996, Mr. Tweed was a director and President of the Company. From April 1996 to March 1998, Mr. Tweed was Executive Vice President of European Operations for the Company. Mr. Tweed relinquished his title of Vice President on April 1, 1998. From July 1976 through August 1982, he was Vice President of Little Lorraine, Ltd. Mr. Tweed served as a director of Nationwide Extended Warranty Service, Inc. from on or about October 1981 through on or about January 1983.

     Jeff J. White, 47, one of the Company's founders, has been a director of the Company from its inception. Mr. White was Vice President of the Company from its inception until June 1988 and Treasurer of the Company from its inception until October 1990. In September 1982, Mr. White, with two partners, established Marchon Eyewear, Inc. an international distributor of eyewear and sunwear, including such well known collections as Calvin Klein, Fendi, Disney, and Flexon. He is Co-President of Marchon and is responsible for internal operations, information systems, and interfacing with counsel on patent, trademark, and general legal matters. Mr. White is also an associate trustee of the North Shore University Hospital Health System.

     Lawrence Richenstein, 45, has been a director of the Company since 1993. In early 1997, Mr. Richenstein formed Laral Group LLC, a computer peripheral company. Laral has signed a licensing agreement with Nintendo to provide a wide range of product peripherals. Laral Group also markets a line of wireless audio/video and computer accessories under its Unwired brand. Mr. Richenstein has been President and Chief Executive Officer of Peak Ventures, Inc., since May 1996. Peak Ventures, Inc., located in Farmingdale, New York, provides services to the consumer electronics industry. Mr. Richenstein also has been a managing member of Long Hall Technologies, L.L.C. since 1994. Long Hall Technologies, L.L.C. is a consumer electronics company located in Farmingdale, New York. From 1985 until July 1996, Mr. Richenstein was President and Chief Executive Officer of Lonestar Technologies, Ltd., a consumer electronics company located in Hicksville, New York. Lonestar Technologies, Ltd. filed for Chapter 11 bankruptcy protection on January 22, 1996. The proceeding was subsequently converted to a Chapter 7 bankruptcy liquidation effective July 2, 1996. In addition to having sales and marketing experience, Mr. Richenstein is involved in product development. Mr. Richenstein is an attorney admitted to practice in New York and has, in the past, served as a director of two public companies, both of which were involved in the electronics industry.

     Gordon A. Paris, 45, has been a director of the Company since April 1998. Mr. Paris is Managing Director and Group Head of High Yield Origination and Capital Markets and Mergers and Acquisitions at TD Securities (USA) Inc., a subsidiary of The Toronto-Dominion Bank since March 1996. From June 1994 to March 1996, Mr. Paris was a Managing Director in the Leveraged Finance Group with CS First Boston. From March 1991 to June 1994, Mr. Paris was a Managing Director at Lehman Brothers in charge of the High Yield and Restructuring Group.

Other Executive Officers And Key Employees

     Michael A. Basone, 40, has been Vice President and Chief Information Officer since joining the Company in August 1994 and Chief Operating Officer since January 1997 and Executive Vice President since April 1998. From 1986 to 1994, Mr. Basone held various management positions with Pepsi-Cola International, ultimately serving as Director of Management Information Systems.

     Desiree Kim Caban, 33, has been Secretary of the Company since July 1993 and Senior Vice President of Human Resources since April 1998. From October 1996 to March 1998, Ms. Caban was the Vice President of Human Resources. Prior to October 1996 and since 1989, Ms. Caban served as the Executive Assistant to the Chairman and the Office Services Manager for the Company. She has been employed by the Company since May 1986. Ms. Caban is currently a member of the National Association for Female Executives and a member of the Society for Human Resource Professionals.

     Jeanine Folz, 33, has been the Senior Vice President of Insurance Services since April 1998 and has been Assistant Secretary of the Company since January 1995. From October 1995 to March 1998 Ms. Folz was the Vice President of Insurance Services. Ms. Folz joined the Company in 1987. From 1987 to 1995, Ms. Folz held various positions including Director of Insurance Services and other customer service and project analyst positions. She is currently a member of the Risk and Insurance Management Society and the National Association for Female Executives.

     Richard F. Gavino, 51, has been Executive Vice President and Chief Financial Officer since April 1998. From 1995 to March 1998, Mr. Gavino was Chief Financial Officer at Maxon Auto Group, one of the largest automobile retailers in New Jersey. From 1993 to 1995, Mr. Gavino was a turnaround consultant. From 1984 to 1993, Mr. Gavino was Senior Vice President and Chief Financial Officer of Tops Appliance City, a publicly traded consumer electronics and appliance superstore chain.

     Ronald Glime, 53, has been President of Warrantech Automotive, Inc., a wholly owned subsidiary of the Company, since October 1992. Prior thereto he was Regional Sales Manager for Warrantech Automotive, Inc. (then known as Warrantech Dealer Based Services, Inc.) from February 1991 through October 1992. From 1983 through February 1991, Mr. Glime was an independent insurance agent for various insurance companies. From 1978 through 1982, Mr. Glime was employed by American Warranty Corp., a company in the warranty administration business. He resigned as its President in 1982. Mr. Glime has been a director of Corniche Group Incorporated, an insurance company based in Euless, Texas, since May 1998.

     Martin Hughes, 34, has been President of Warrantech International, Inc., a wholly owned subsidiary of the Company, since February 1998. From May 1996 to January 1998, Mr. Hughes was Managing Director for Warrantech Europe Plc., a wholly owned subsidiary of the Company. Prior thereto, Mr. Hughes served in executive positions with American International Group and IMCO Group, Plc.

     Andrew Impavido, 57, has been Senior Vice President of Warrantech Motivation a Corporate Division which consists of Training and Development, Multimedia Services, and Corporate Communications since April 1998. Mr. Impavido joined the Company in 1991 as Director of Training and has held the position of Vice President of Training and Development prior to his present position. Prior thereto, Mr. Impavido had spent over 20 years in the retail industry and has held various management and training positions, with industry leaders such as Sears, Montgomery Ward, and the 350 store Belk Chain.

     Harris Miller, 61, has been Executive Vice President of Corporate Planning and Development since April 1998. During the periods June 1997 through April 1998 and June 1990 through February 1994, Mr. Miller was the Chief Financial Officer. From March 1994 through June 1997, Mr. Miller held various Senior Executive positions with the Company. Prior to June 1990, he was Vice President-Finance for Warrantech Dealer Based Services, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("WDBS"), and Vice President-Finance of Dealer Based Services, Inc. from April 1988 through October 1989. From July 1986 through April 1988, Mr. Miller was a private consultant to service contract administration organizations, insurance companies and other entities specializing in issues relating to administration of automotive service contracts. Prior thereto, from January 1982 through June 1986, Mr. Miller was Executive Vice President for New Car Dealer Associates, Inc., a vehicle service contract administrator located in Oakland, California.

     James F. Morganteen, 48, has been General Counsel for the Company since April 1997 and Senior Vice President since February 1998. Mr. Morganteen most recently served as a Vice President for Bankers Trust of New York with responsibility for counseling its OTC risk management operations. From 1987 through 1994, Mr. Morganteen served as Senior Counsel to Xerox Corporation managing the legal function of Xerox Credit Corporation, the financial services unit of Xerox Corporation.

     Richard Rodriguez, 44, has been President of Warrantech Consumer Product Services, Inc., a wholly owned subsidiary of the Company, since April 1998. From December 1996 until March 1998, Mr. Rodriguez has been Vice President and Managing Director of Warrantech International, Inc., a wholly owned subsidiary of the Company. From February 1992 until December 1996, Mr. Rodriguez served as Chief Operating Officer of the Company's Texas operating facilities. From 1987 until 1992, Mr. Rodriguez served in various executive positions with the Company. Prior to 1987, Mr. Rodriguez served as an executive and/or consultant to retailers and manufacturers of consumer electronic products.

     Randall San Antonio, 44, has been President of Warrantech Direct, Inc., a wholly owned subsidiary of the Company, since June 1996 and from May 1994 to June 1996 served as that subsidiary's Vice President and General Manager. Prior thereto he was Vice President of Finance of Castle Hill Productions Inc. from June 1984.

     Judith M. Thomas, 44, has been President of Warrantech Help Desk, Inc., a wholly owned subsidiary of the Company, since April 1997. Ms. Thomas has been President of Unlimited Business Services, Inc., a consulting company which specialized in the improvement of operational, financial and revenue streams of major retailers, including the development and implementation of service contract programs since 1993. From 1970 until 1993 Ms. Thomas was employed by Highland Superstores, holding various positions during her tenure, ending her employment with that Company as Corporate Vice President-Operations.

Information Concerning Meetings of the Board of Directors

     During the fiscal year ended March 31, 1998, the Board of Directors held four meetings. All such meetings were fully attended. The Company has an Audit Committee consisting of Messrs. Richenstein and White. Such committee met once during the 1998 fiscal year. The Company has a Compensation Committee consisting of Messrs. Richenstein and White. This committee did not meet during the last fiscal year.


Security Ownership Of Certain Beneficial Owners and Management

     The following table sets forth information concerning shares of Common Stock, par value $.007 per share, the Company's only voting securities, owned beneficially by each of the Company's directors and nominees for the Board of Directors, by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company and by the Company's executive officers and directors as a group.


Name and Address of Beneficial Owner   Amount and Nature of         Percent
                                       Beneficial Ownership         of Class

    Joel San Antonio                   3,194,880 shares(1)           19.6%
    300 Atlantic Street
    Stamford, Connecticut 06901

    William Tweed                      2,002,475 shares(2)           12.3%
    300 Atlantic Street
    Stamford, Connecticut 06901

    Jeff J. White                      1,743,360 shares(3)            8.8%
    35 Hub Drive
    Melville, New York 11747

    Lawrence Richenstein                  11,625 shares                - -
    500 Eastern Parkway
    Farmingdale, New York 11735

    Gordon A. Paris                          500 shares                - -
    31 West 52nd Street, 22nd floor
    New York, New York  10019-6101

All directors and executive officers
as a group (18 persons)                7,146,360 shares(1,2,3,4)     44.2%


__________________

(1) Includes 5,000 shares held by Mr. San Antonio as custodian for two minor children. Includes 10,800 shares owned by Mr. San Antonio's wife as to which he disclaims beneficial ownership. Does not include 10,800 shares owned by Mr. San Antonio's brother and sister-in-law and 1,000 shares owned by his mother as to which he disclaims any beneficial interest. Includes an aggregate of 200,000 shares held in trusts for his children, of which Mr. San Antonio's wife is a trustee as to which Mr. San Antonio disclaims beneficial ownership.

(2) Includes 23,000 shares held by Mr. Tweed as custodian for one child. Does not include an aggregate of 7,500 shares held by Mr. Tweed's mother and sister. Includes 1,500 shares held by Mr. Tweed's wife, and 25,000 shares held in trust for the benefit of Mr. Tweed's granddaughter, of which Mr. Tweed's wife is the trustee, as to which he disclaims any beneficial interest.

(3) Does not include an aggregate of 225,000 shares owned by Mr. White's mother and sister as to which he disclaims any beneficial interest.

(4) Includes options held by executive officers of the Company to purchase an aggregate of 109,409 shares, which are presently exercisable.




Certain Relationships and Related Transactions

On April 1, 1996 Michael Salpeter, former President and Director of the Company, and William Tweed, former President of the Company entered into an Agreement whereby Mr. Tweed granted to Mr. Salpeter an option to purchase 487,000 shares of common stock owned by Mr. Tweed. The options are exercisable at various prices in whole or in part, and expire on October 22, 2000. In May 1998, such Agreement was modified, pursuant to which Mr. Salpeter relinquished his rights with respect to 125,000 shares, leaving an option exercisable for 362,000 shares.

On October 16, 1997 Ronald Glime, President of Warrantech Automotive, Inc. signed a Promissory Note (bridge loan) with the Company for $300,000. The Note was fully paid on July 13, 1998.

On April 24, 1998 Martin Hughes, President of Warrantech International, Inc signed a Promissory Note with the Company for $200,304. The Note calls for thirty six (36) monthly payments of $5,564 with a maturity date of March 31, 2001.

On July 6, 1998 Joel San Antonio, Chairman and Chief Executive Officer, William Tweed, Director and Jeff White, Director, exercised all of their vested options to purchase Warrantech common stock. Each of them has agreed to execute Promissory Notes in favor of the Company for the exercise price of the options. The Notes call for the principal to be paid at the end of three years with interest at 6% due annually. The principal amounts are $3,235,965, $2,522,957 and $2,303,578 respectively.

Warrantech Consumer Product Services, Inc. and Warrantech Direct, Inc. have made commission payments to Unlimited Business Services, Inc. totaling $364,756 for the fiscal year 1998 pursuant to Representative Agreements. Judith Thomas, President of Warrantech Help Desk, Inc. is the President of Unlimited Business Services, Inc.

                                     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information for the years ended March 31, 1998, 1997 and 1996, concerning the annual and long-term compensation of the Chief Executive Officer and the next four highest paid executive officers of the Company for the fiscal year ended March 31, 1998.


                                                                                     Long Term Compensation
                                              Annual Compensation                            Awards(1)
                               -----------------------------------------------   ------------------------------------------------

                                                                Other Annual     Restricted Stock   Stock Option      All Other
Name and Principal Positions    Year     Salary      Bonus      Compensation(2)  (Shares) Awards   (Shares) Awards   Compensation(4)

Joel San Antonio                1998   $  557,865    $ 211,941     $ 28,104           -                -            $1,070
  Chairman of the Board         1997      507,150      193,089       26,525           -                -                 -
  and Chief Executive Officer   1996      450,000       96,994       20,389           -                -                 -

Michael A. Basone
  Executive Vice President,     1998   $  158,939     $ 43,277     $ 12,318           -                -            $2,341
  Chief Information Officer     1997      159,940     $ 25,100     $ 15,343           -             11,600               -
  and Chief Operating Officer   1996      143,443     $ 22,948        4,800          8,440           9,524               -

Ronald Glime
  President of Warrantech       1998   $  160,385     $110,903     $  7,837           -                -            $1,972
  Automotive, Inc.              1997      137,404       60,500        4,034           -             27,749               -
                                1996      129,443(3)    11,550       21,483           -                -                 -

Richard Rodriguez
  President of Warrantech       1998   $  121,102     $  1,000     $  6,285           -              7,742          $1,648
  Consumer Product Services,    1997       98,135        6,900        5,383           -                -                 -
  Inc.                          1996       95,333       13,648        5,343           -                -                 -

Judith M. Thomas
  President of Warrantech       1998   $  150,000     $ 50,000     $ 30,230           -                -            $  455
  Help Desk, Inc.               1997            -            -            -           -                -                 -
                                1996            -            -            -           -                -                 -




(1) The 1988 Stock Option Plan is the Company's only long-term incentive plan.

(2) Included in Other Annual Compensation are auto allowances given to each officer in fiscal 1996, 1997 and 1998, life insurance premiums for the years 1996, 1997 and 1998, living expenses paid Glime in fiscal 1996, and relocation expenses paid Mr. Basone in fiscal 1997 and Ms. Thomas in fiscal 1998.

(3) Consisting of $125,000 in base salary and $4,443 of commissions in fiscal 1996.

(4) Represents amounts contributed by the Company in accordance with the Company's 401(K) Plan.

Option Grants In Last Fiscal Year

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the fiscal year ended March 31, 1998 to each of the named executive officers.



                                                                                     Potential Realizable Value
                                                                                     At Assumed Annual Rates
                                                                                     Of Stock Price Appreciation
__________________________________Individual Grants__________________________            For Option Term (1)

                     Number of       % of Total
                     Securities      Options/SARs
                     Underlying      granted to            Exercise or
                     Options/SARs    Employee in           Base Price    Expiration
                       Granted       Fiscal Year           Per Share       Date          5% ($)            10% ($)

Joel San Antonio          -               0.0%                 -             -             -                  -
Michael Basone            -               0.0%                 -             -             -                  -
Ronald Glime              -               0.0%                 -             -             -                  -
Richard Rodriguez       7,742            40.2%               11.625        12/02/04      63,301             72,781
Judith M. Thomas          -               0.0%                 -             -             -                  -



(1) Computed based upon the Company's price per share of $7.063, as reported on NASDAQ National Market System on March 31, 1998.

Options Exercised and Holdings

     The following table sets forth information with respect to the individuals listed in the Summary Compensation Table above, concerning unexercised options held as of the end of the 1998 fiscal year.


                     Shares Acquired                   Number of Unexercised Options at   Value of Unexercised In-the-Money
      Name             On Exercise    Value Realized         Fiscal Year-End(#)           Options at Fiscal Year-End ($)(1)
-------------------------------------------------------------------------------------------------------------------------------
                                                       Exercisable       Unexercisable       Exercisable      Unexercisable
                                               ---------------------- ---------------------- ---------------- --------------

Joel San Antonio           -                 -           1,204,080             -          $ 5,268,452            $    -
Michael Basone             4,762            54,228          11,600            4,762            31,906                8,872
Ronald Glime               -                 -              24,749             -               61,947                 -
Richard Rodriguez         15,357           179,433           -                7,742             -                     -
Judith M. Thomas           -                 -               -                 -                -                     -


(1) Based on the closing price of $ 7.063 of the Company's common stock as reported on the NASDAQ National Market System on March 31, 1998.

Employment Agreements

     On August 25, 1998, the Company entered into a five year employment agreement, effective April 1, 1998, with Joel San Antonio. Under the terms of the agreement, Mr. San Antonio's initial base compensation is $585,000 per annum, subject to an increase of 5% per annum through the term of the agreement. Mr. San Antonio is entitled to be reimbursed for all ordinary, reasonable and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $12,000 per annum. The Company provides Mr. San Antonio with a comprehensive medical dental insurance policy as well as disability coverage and a life insurance death benefit policy in excess of $1,000,000. Mr. San Antonio is entitled to an incentive bonus equal to 2% of the net after tax profits of the Company. In connection with his entering into such agreement, the Board awarded Mr. San Antonio options to purchase an aggregate of 400,000 shares of the Company's common stock at an exercise price of $3.37 (fair market value on the date of grant plus 10%) per share, all of which options vest contingent upon the Company achieving certain specified performance goals. The employment agreement continues in full force and effect for additional one year periods unless either party terminates by giving 90 days written notice prior to the end of any term or renewal term. Mr. San Antonio also entered into an agreement not to compete for two years with the Company which may be exercised by the Company upon the expiration or earlier termination of the employment agreement by delivery to Mr. San Antonio of an aggregate of 100,000 shares of the Company's common stock.

     Effective January 1, 1998 the Company entered into an employment agreement with Michael Basone to serve as the Company's Executive Vice President, Chief Information Officer and Chief Operating Officer. Under the terms of such
Agreement, Mr. Basone's current salary is $200,000, subject to automatic increases of 5% after the first fifteen months and annually thereafter during the term of the Agreement. Mr. Basone was granted stock options in April 1998, pursuant to the Agreement, to purchase $200,000 of the Company's stock which vest equally over a three year period. In addition he will be entitled to receive cash bonuses based upon the Company and its subsidiaries achieving certain revenue and operating goals. The Company provides Mr. Basone with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. The employment agreement may not be terminated without cause.

     Effective January 1, 1998 Warrantech Automotive, Inc. entered into a five-year employment agreement with Ronald Glime, its President. Under the terms of such Agreement Mr. Glime is entitled to an initial annual base salary of $200,000 subject to automatic increases of 5% after the first fifteen months and annually thereafter during the term of the Agreement. Mr. Glime was granted stock options in April 1998, pursuant to the Agreement, to purchase $250,000 of the Company's stock which vest equally over a five year period. Mr. Glime is entitled to receive a cash bonus based upon a percentage of Warrantech
Automotive, Inc.'s operating performance. The Company provides Mr. Glime with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives.

     Effective April 1, 1998, Warrantech Consumer Product Services, Inc. entered into an employment agreement with Richard Rodriguez, its President. Under the terms of such Agreement, which expires December 31, 2001, Mr. Rodriguez is entitled to an initial annual base salary of $150,000 subject to increases at the option and sole discretion of the Company. Mr. Rodriguez received a $25,000 bonus upon signing of the employment agreement. Mr. Rodriguez was granted stock options, pursuant to the Agreement, to purchase $225,000 of the Company's stock which vest equally over a three year period. Mr. Rodriguez is entitled to receive a cash bonus based upon a percentage of Warrantech Consumer Product Services, Inc. and Warrantech Home Service Company's operating performance. The Company provides Mr. Rodriguez with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. The employment agreement may be terminated by the employee, at any time, upon sixty (60) days written notice. During fiscal year 1998 the Company also granted stock options in the amount of 7,742 shares to Mr. Rodriguez.

     Effective April 1, 1997, the Company and Warrantech Help Desk, Inc. entered into a five year employment agreement with Judith Thomas, its President. Under the terms of such Agreement Ms. Thomas is entitled to an initial annual base salary of $150,000 subject to automatic increases of 5% annually. Ms. Thomas received a $50,000 bonus upon signing of the employment agreement. Ms. Thomas was granted stock options in April 1998, pursuant to the Agreement, to purchase $150,000 of the Company's stock which vest equally over a five year period. Ms. Thomas was also awarded $50,000 in stock grants in April 1998. Ms. Thomas is entitled to receive a cash bonus equal to a percentage of her current base salary upon the attainment of certain operating goals established for Warrantech Help Desk, Inc. The Company provides Ms. Thomas with medical and dental insurance, relocation benefits, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives.

Other Incentives and Compensation

     The Company has provided executives equity-based long-term incentives through its 1988 Employee Incentive Stock Option Plan, which was designed to award key management personnel and other employees of the Company with bonuses and stock options based on the Company's and the employee's performance. The Company has proposed the 1998 Stock Plan to provide similar future incentives.

     The Company provides executive officers with an incentive bonus plan which provides cash and/or stock bonuses upon meeting certain performance criteria.

     The Company provides an incentive bonus plan for all employees for the referral of potential new employees for employment by the Company who are subsequently hired by the Company. The amount of the bonus is predicated on the skill and professional level of the new employee.

     Additionally, the Company provides an incentive bonus to existing employees who are claims adjusters for obtaining and maintaining certification as professionals in their field.

     Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the
"Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended March 31, 1998, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Desiree Kim Caban filed one Form 4 late and Michael A. Basone filed one Form 4 late.


Non-Management Directors' Compensation

     Effective January 1, 1997, each non-employee director is entitled to receive compensation of $2,500 plus 500 shares of Company stock per calendar quarter of board service. Committee service is compensated at $500 plus 125 shares of Company stock per calendar quarter. Effective January 1, 1998, quarterly stock compensation was changed to 250 shares for board service and
62.5 shares for committee service with the cash components unchanged. During fiscal 1998, the following amounts were paid:

            Jeff J. White                                       $17,500
            Lawrence Richenstein                                 17,500

     No directors' fees are payable to employees of the Company who serve as directors.

Performance Graph

The following graph and table tracks an assumed investment of $100 on March 31, 1993 in the Common Stock of the Company, The Russell 2000 Index and a peer group comprised of three companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

     COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
     AMONG WARRANTECH CORPORATION, THE RUSSELL 2000 INDEX
     AND A PEER GROUP













* $100 INVESTED ON 3/31/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.


                         3/93      3/94      3/95      3/96      3/97     3/98

Warrantech Corporation    100       123       142       113       253      198
Peer Group                100       187       137       189       192      352
Russell 2000              100       111       117       151       159      226

The peer group consists of Unico American Corp., Automobile Protection Corp. and Harris & Harris Group, Inc. All amounts rounded to the nearest dollar.

Report of Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors of the Company (the "Committee") was formed in February 1994. The Committee is responsible for setting and administering the compensation policies, which govern annual compensation, long-term compensation, and stock option and ownership programs for the Company's executive officers as well as the other employees of the Company and its subsidiaries. The Committee, during fiscal 1998, consisted of two outside directors, Jeff J. White and Lawrence Richenstein.

     The policies and decisions of the committee are designed to achieve the following goals:

     Reflect a pay-for-performance relationship where a portion of total compensation is at risk.

     Attract and retain key management personnel critical to the Company's long-term success.

     The Committee met extensively during fiscal 1996 and solicited and evaluated information from independent sources to review the reasonableness of compensation paid to senior executive officers of the Company, by comparison to compensation paid by competing companies, companies of similar size, and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results and the increased level of revenues and income of the Company.

     As a result of these deliberations, the Committee made detailed and comprehensive recommendations to the Board of Directors to change the senior executive compensation agreements to reflect an increase in base compensation, terminate the Senior Executive Bonus Plan, and set in lieu of such Plan a reduced incentive bonus equal to 4% of the after tax profits of the Company for the Chief Executive Officer. Having duly considered the recommendations of the Committee, the Board of Directors approved these changes at its November 14, 1995 meeting. Effective with the employment agreement dated August 25, 1998, Mr. San Antonio's incentive bonus was further reduced to 2% of the after tax profits of the Company.

     In addition, the Committee evaluated the Company's bonus incentive plans which are designed to reward other key executive officers of the Company with bonuses based on the Company's attaining certain operating goals. Under these plans, each eligible participant becomes entitled to an incentive bonus payment equal to an agreed upon percentage of his then current salary base adjusted proportionately if net operating revenues and operating income goals are met.

     In view of the extensive deliberations of the Committee during the 1996 fiscal year, the Committee did not find it necessary to meet during the 1998 fiscal year. Subsequent to the

1998 fiscal year, the Compensation Committee has met twice in connection with the negotiation of Mr. San Antonio's new employment agreement.

     During the 1998 fiscal year, all decisions regarding the Company's Employee Incentive Stock Option Plan (the "ISOP"), including the granting of options thereunder, were made by the full Board of Directors. The ISOP, as amended, has been in effect since 1988 and expires in 1998. As of March 31, 1998, options to purchase an aggregate of 190,000 shares of Common Stock have been granted under the ISOP, of which 32,147 were granted during the fiscal year ended March 31, 1998. The Committee is of the opinion that the ISOP has been an extremely effective in attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance, and supports the adoption of the 1998 Stock Plan to replace the ISOP, in order to provide the Company with the same benefits on an ongoing basis that have been provided in the past by the ISOP.

     Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly held company to the Company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.


Summary of Chief Executive Officer Compensation

     During the fiscal year ended March 31, 1998, Mr. San Antonio received $557,865 in base salary and $211,941 in bonuses. Mr. San Antonio's total compensation during the 1998 fiscal year and the terms of his employment agreement were designed to reward Mr. San Antonio for his diligent efforts overseeing the Company's development of overseas markets, upgrading of systems, introduction of a range of new programs and pursuit of major new customers, each of which impacts current results for the long- term benefit of the Company, and achievement of record operating results in the 1998 fiscal year.


                  COMPENSATION COMMITTEE
                  Jeff J. White
                  Lawrence Richenstein

PROPOSAL TO APPROVE THE 1998 STOCK PLAN (Item 2 on proxy card)

     The Board adopted the 1998 Stock Plan (the "1998 Stock Plan") on August 25, 1998, subject to the approval of the Company's stockholders. Accordingly, at the meeting, the Company's stockholders will be asked to approve the 1998 Stock Plan and the Board recommends that it be approved. The Board and management believe that the 1998 Stock Plan helps the Company attract and retain competitively superior employees and promotes long-term growth and profitability by further aligning employee and stockholder interests. A summary of the essential features of the 1998 Stock Plan is provided below. All defined terms used below have the meaning set forth in the 1998 Stock Plan, unless otherwise indicated.

Purpose and Eligibility

     The 1998 Stock Plan is intended to promote the interests of the Company by affording employees, executive officers and directors of the Company and its present and future subsidiaries and outside consultants or advisors to the Company, an opportunity to acquire a proprietary interest in the Company in order to attract and retain such persons, to provide them with long term financial incentives to increase the value of the Company and to provide them with a stake in the future of the Company which corresponds to the stake of each of the Company's stockholders. The Administrator (as hereinafter defined) determines which members of such class of eligible individuals shall receive grants under the 1998 Stock Plan and the terms of such grants.

Shares Subject to Plan

     The stock subject to the 1998 Stock Plan shall be authorized but unissued shares of Common Stock of the Company, par value $0.007 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall initially not exceed 674,704 shares. Such authorized share reserve is comprised of (i) the number of shares which remained available for issuance, as of the 1998 Stock Plan's Effective Date, under the (the "Predecessor Plan") Warrantech Corporation 1988 Employee Incentive Stock Option Plan (amended as of July 1996), including the shares subject to the outstanding options incorporated into the 1998 Stock Plan and any other shares which would have been available for future option grants under the Predecessor Plan, plus
(ii) an additional 600,000 shares. Of the 674,704 shares available for issuance under the plan, should it be approved, options to purchase 148,368 shares at an exercise price of $3.37 per share have been granted by the Board of Directors to Mr. San Antonio, in connection with his 1998 employment agreement, leaving 526,336 shares available for future grants.

Effective Date and Duration

     The effective date of the 1998 Stock Plan was August 25, 1998. The 1998 Stock Plan shall terminate on August 24, 2008, unless earlier terminated by the Board. No award shall be granted after the date which the 1998 Stock Plan terminates.


Administration

     The 1998 Stock Plan is administered by a committee (the "Administrator") of the Board which consists of three disinterested directors of the Company, who are appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he satisfies such requirements as the SEC may establish for disinterested administrators acting under the plans intended to qualify for exemption under Rule 16b-3, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The Administrator shall, subject to the provisions of the 1998 Stock Plan, (i) determine the amount of all grants, (ii) determine the terms and conditions of grant agreements and all elections and other forms,
(iii) interpret the 1998 Stock Plan and (iv) make all other decisions relating to the operations of the 1998 Stock Plan.

Awards Available Under 1998 Stock Plan

     The Administrator may make the following types of grants under the 1998 Stock Plan, each of which shall be an "Award." One share of the Company's Common Stock shall be the underlying security for any Award.

     Stock Options. The Administrator may grant to participants Stock Options to purchase Shares. The Option Price for each Share subject to a Stock Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value (as such term is defined in the 1998 Stock Plan) of a Share on the date the Stock Option is granted. The Stock Options may be Non-Qualified Stock Options ("NQSOs") or Incentive Stock Options ("ISOs") which are intended to satisfy the requirement of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each grant of Stock Options shall be evidenced by an agreement which shall incorporate such terms and conditions (including the expiration and exercise dates) as the Administrator, in its sole discretion, deems to be consistent with the terms of the 1998 Stock Plan and other legal requirements. The Administrator may prescribe the method of exercise and payment of such Stock Options. The Administrator may issue new Stock Options equal to the number of Shares surrendered by a participant upon exercise of previously granted Stock Options.

     Restricted Shares. The Administrator may grant to participants the right to purchase shares, subject to specified restrictions ("Restricted Shares"). Such restrictions may include, but are not limited to, the requirement of continued employment with the Company or a subsidiary and achievement of performance objectives. If a participant fails to meet the terms and conditions set forth in the related agreement during the period of the restrictions, the Restricted Shares shall be forfeited, and all rights of the participant to such shares shall terminate without further obligation on the part of the Company. Except to the extent restricted under the terms and conditions of the related agreement, a participant who is granted Restricted Shares shall have all of the rights of a stockholder, including, without limitation, the right to vote Restricted Shares and the right to receive dividends on such Restricted Shares.

     The Administrator shall determine and specify the purchase price of the Restricted Shares, the nature of the restrictions and the performance objectives in the related agreement. The performance objectives shall consist of (i) one or more business criteria, including financial and individual performance criteria, and (ii) a target level or levels of performance with respect to such criteria. The performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code.

     Stock Payments. Stock Payments may be made to participants as a bonus or as additional compensation, as determined by the Administrator. Once a participant receiving Stock Payments becomes a holder of record of such Shares, the participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued as Stock Payments.

Transferability During Lifetime

     During the lifetime of a participant to whom an Award is granted, only the participant, or participant's legal representative, may exercise or receive payment of an Award; provided, however, that the Administrator may permit transfers of awards other than ISOs pursuant to a valid domestic relations order if and to the extent any such transfers do not cause a participant subject to
Section 16 of the Exchange Act to lose the benefit of the exemption under Rule 16b-3 for such transactions or violate other rules or regulations of the SEC or the Internal Revenue Service or materially increase the cost of the Company's compliance with such rules or regulations.

Adjustments

     In the event that there is any change in the Company's Common Stock by reason of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or events, the number and kind of Shares which may be delivered, the exercise price, grant price, or purchase price relating to any Award may be appropriately adjusted by the Administrator at the time of such event.

Amendments

     The Board shall have the right to amend, modify, suspend or terminate the 1998 Stock Plan at any time, for any purpose; provided that the 1998 Stock Plan may not be amended in a manner which would disqualify the Plan from the exemption provided by Rule 16b-3 under the Exchange Act.

Federal Income Tax Consequences

     The rules governing the tax treatment of Stock Options, Restricted Shares and Stock Payments are quite technical. Therefore, the description of the Federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws.

     Incentive Stock Options. The participant recognizes no taxable gain or loss when an ISO is granted or exercised, although upon exercise the spread between the fair market value and the exercise price generally is an item of tax preference for purposes of the participant's alternative minimum tax. If the Shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the participant recognizes any gain or loss realized upon such sale as long-term capital gain or loss and the Company is not entitled to a deduction. If the Shares are not held for the Holding Periods, the gain is ordinary income to the participant to the extent of the difference between the exercise price and the fair market value of the Company's Common Stock on the date the option is exercised and any excess is capital gain. Also, in such circumstances, the Company receives a deduction equal to the amount of any ordinary income recognized by the participant.

     Non-Qualified Stock Options. The participant recognizes no taxable income and the Company receives no deduction when an NQSO is granted. Upon exercise of an NQSO, the participant recognizes ordinary income and the Company receives a deduction equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. No more that fifty percent (50%) of the shares received upon an exercise of a NQSO may be sold within one year following the date of such exercise. All of such shares may be sold thereafter. The participant recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any Shares disposed of or sold.

     Restricted Shares. A participant granted Restricted Shares is not required to include the value of such Shares in income until the first time such participant's rights in the Shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under the Code Section 83(b) to be taxed on the receipt of the Shares. In either case, the amount of such ordinary income will be equal to the excess of the fair market value of the Shares at the time the income is recognized over the amount (if any) paid for the Shares. The Company receives a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income.

     Stock Payments. A participant granted Stock Payments recognizes income in an amount equal to the fair market value of such shares as and when such becomes payable to the participant. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

     Section 162(m). Section 162(m) of the Code limits to $1 million per year the Federal income tax deduction available to a public company for the compensation paid to any of its chief executive officer and four other highest paid executive officers. However, Section 162(m) provides an exception from this limitation for certain "performance-based" compensation if various requirements are satisfied. The Stock Plan is designed to satisfy this exception for Stock Options. In addition, if the Administrator elects to issue Restricted Shares or Stock Payments thereunder, it also can satisfy the exception for such grants by utilizing "performance-based" award criteria.

     As discussed above, the employees of the Company and its subsidiaries who will receive awards under the Stock Plan and the size and terms of the awards are generally to be determined by the Administrator in its discretion. Thus, it is not possible either to predict the future benefits or amounts that will be received by or allocated to particular individuals or groups of employees.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL.

Independent Accountants

     On August 28, 1998, the Company, as authorized by its Board,  engaged Ernst
&    Young,    LLP   as   its    new    independent    accountants,    replacing
PricewaterhouseCoopers.

     The reports of PricewaterhouseCoopers on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through August 28, 1998, there have been no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference thereto in their report on the financial statements for such years.

     Upon filing a report on Form 8-K with the SEC relating to the dismissal of PricewaterhouseCoopers, the Company requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether or not it agreed with the statements contained therein. A copy of

PricewaterhouseCoopers' letter, dated August 31, 1998, is filed as an exhibit to the amendment filed September 4, 1998 to the Company's report on Form 8-K dated August 28, 1998. The Company also has provided PricewaterhouseCoopers with an opportunity to make a brief statement of its views in this proxy statement. PricewaterhouseCoopers has been invited to have its representatives attend the Meeting to make a statement and respond to appropriate questions. However, it is not anticipated that any such representative will attend the Meeting.

     The Company has not consulted with Ernst & Young, LLP on (A) applications of accounting principles to a specified transaction, either completed or proposed, (B) the type of auditing opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (C) any matter that was either the subject of a disagreement or a Reportable Event as such term is defined herein. It is anticipated that representatives of Ernst & Young, LLP will attend the Meeting, that they will have the opportunity to make a statement if they desire to do so, and that they will be available to respond to appropriate questions.

Stockholder Proposals for 1999 Meeting

     Proposals of stockholders to be included in the Company's proxy material for the 1999 annual meeting must be received in writing by the Company at its executive offices not later than March 31, 1999 in order to be included in the Company's proxy material relating to that meeting.

Other Matters

     The solicitation of proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

     The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matter properly comes before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on such matter. By order of the Board of Directors,


                                    DESIREE KIM CABAN
                                    Corporate Secretary

WARRANTECH CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints JOEL SAN ANTONIO, WILLIAM TWEED, JEFF J. WHITE, and each or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of WARRANTECH CORPORATION (the "Company") to be held on October 27, 1998, at 10:00 a.m. Eastern Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, at the The Landmark Club, located at One Landmark Square, Stamford, Connecticut 06901 for the purposes shown on the reverse side of this proxy card

(To be Signed on Reverse Side.)
__________________________________________________________________________

/ X / Please mark your votes as in this example.

                      VOTE FOR all nominees listed       WITHHOLD AUTHORITY         Nominees: JOEL SAN ANTONIO
1.  Election of  [ ]  below (except as marked to    [ ]  for all nominees listed              WILLIAM TWEED
     Directors        the contrary below)                to right:                            GORDON A. PARIS
                                                                                              JEFF J. WHITE
                                                                                              LAWRENCE RICHENSTEIN

** To withhold authority to vote for any individual nominee, write that name on the line below**

      _________________________________________________________________

2.  Approval of 1998 Stock Plan  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made this proxy will be voted for proposals 1 and 2.

Signature _______________________________    Date ______________      Signature ____________________________    Date ______________


NOTE: (Please sign exactly as name appears stenciled on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title.)